Exhibit 21.1

AMTECH SYSTEMS, INC. AND ITS SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction in which incorporated
Tempress Systems, Inc.	State of Texas

Tempress Holdings B.V.	The Netherlands

Tempress Systems B.V.	The Netherlands

Tempress Manufacturing B.V.	The Netherlands

Tempress Engineering B.V.	The Netherlands

Tempress Onroerend Goed B.V	The Netherlands

P.R. Hoffman Machine Products, Inc	State of Arizona

Bruce Technologies, Inc	State of Massachusetts

Bruce Technologies Europe GmbH	Federal Republic of Germany

R2D Automation SAS	France

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